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Phase 2 Results of Genasense® Plus Chemotherapy in Advanced Prostate
Cancer Reported at Cancer Conference

BERKELEY HEIGHTS, NJ – February 23, 2007 – Genta Incorporated (NASDAQ: GNTA) announced preliminary results from a Phase 2 study of Genasense® (oblimersen sodium) Injection plus chemotherapy in patients with advanced prostate cancer.  This randomized open-label trial was conducted by the European Organisation for Research and Treatment of Cancer (EORTC).  Dr. Cora N. Sternberg, from the San Camillo Forlanini Hospital in Rome, Italy, presented the data this afternoon at The Prostate Cancer Symposium, a joint meeting of the American Society of Clinical Oncology, the Society of Urologic Oncology and the American Society for Therapeutic Radiology and Oncology, which is being held this week in Orlando, Florida.

Of 111 patients who were evaluable in this study,  24% had previously received estramustine (a combination of estrogen plus a chemotherapy agent), 26% had pretreatment elevation of serum lactate dehydrogenase (LDH), and 41% had previously progressed in each of three clinical parameters including prostate specific antigen (PSA), bone, and viscera.  At baseline, more than 90% of patients had widely metastatic disease to bone and/or viscera.  Following randomization, patients were treated with docetaxel (Taxotere®; sanofi aventis) either with (N= 54) or without Genasense (N=57).

For patients who received Genasense plus docetaxel versus docetaxel alone, there were similar response rates as measured by RECIST criteria in patients with measurable disease (24% vs. 19%) or by PSA (37% vs. 46%).  Neither progression-free nor overall survival has yet been reported.  Occurrence of Grade 3-4 neutropenia (80% vs. 83%) and febrile neutropenia (11% vs. 9%) was similar, whereas Genasense was associated with an increase in Grade 3 thrombocytopenia (9% vs. 0%).

“A patient population with metastases to bone and viscera, elevated LDH, and prior chemotherapy may not have been ideally suited for study”, noted Dr. Sternberg.  “Data that support the activity of Genasense in earlier-stage disease were not known when this study was designed, and this information probably would have substantially impacted its design.  Further study with Genasense may be warranted in patients with hormone-refractory prostate cancer whose disease is limited to a rising PSA.”

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides

(RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  Genta has completed a pending Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release and the conference call to follow may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the Company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;

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the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Tara Spiess/Andrea Romstad

TS Communications Group, LLC

info@genta.com

(908) 286-3980